 Exhibit 99.1

                       NEWS RELEASE

Contact:Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Melville, New York, May 2, 2011…..Park Electrochemical Corp. (NYSE-PKE) reported net sales of $51,201,000 for the fourth quarter ended February 27, 2011 compared to net sales of $50,383,000 for the fourth quarter ended February 28, 2010.  Park’s net sales for the fiscal year ended February 27, 2011 were $211,652,000 compared to net sales of $175,686,000 for the fiscal year ended February 28, 2010.

Park reported net earnings of $8,285,000 for the fourth quarter ended February 27, 2011 compared to net earnings before special items of $8,206,000 for the fourth quarter of last year.  In the fourth quarter ended February 28, 2010, the Company recorded a net income tax benefit of $2,155,000 related to certain one-time items.  Accordingly, net earnings were $10,361,000 for the quarter ended February 28, 2010.

For the year ended February 27, 2011, Park reported net earnings before special items of $33,933,000 compared to net earnings before special items of $23,204,000 for the prior fiscal year. During the 2011 fiscal year, the Company recorded an additional charge of $1,312,000 in connection with the closure, in January 2009, of its Neltec Europe SAS business unit in Mirebeau, France.  In the year ended February 28, 2010, the Company recorded the net income tax benefit of $2,155,000 mentioned above.

Accordingly, net earnings were $32,621,000 for the year ended February 27, 2011 compared to net earnings of $25,359,000 for the year ended February 28, 2010.

Park reported diluted earnings per share of $0.40 for the fourth quarter ended February 27, 2011 compared to diluted earnings per share before special items of $0.40 for last year’s fourth quarter.  Diluted earnings per share after special items were $0.50 for the quarter ended February 28, 2010.

For the fiscal year ended February 27, 2011, Park reported diluted earnings per share before special items of $1.64 compared to diluted earnings per share before special items of $1.13 for the prior fiscal year.  Diluted earnings per share were $1.58 for the year ended February 27, 2011 compared to diluted earnings per share of $1.23 for the prior fiscal year.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today.  Forward-looking and other material information may be discussed in this conference call.  The conference call dial-in number is (866) 804-6928 in the United States and Canada and (857) 350-1647 in other countries and the required passcode is 30502261.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Sunday, May 8, 2011.  The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 74586483 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to generally accepted accounting principles (“GAAP”) financial measures, which include special items, such as income tax benefits and restructuring charges. Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items. The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology.  The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s website at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended 2/27/11	13 Weeks Ended 2/28/10	52 Weeks Ended 2/27/11	52 Weeks Ended 2/28/10

Sales	$51,201	$50,383	$211,652	$175,686

Net Earnings before Special Items	$8,285	$8,206	$33,933	$23,204
Special Items	-	2,155	(1,312)	2,155
Net Earnings	$8,285	$10,361	$32,621	$25,359

Basic and Diluted Earnings per Share:
Basic Earnings before Special items	$0.40	$0.40	$1.65	$1.13
Special Items	-	0.10	(0.07)	0.11
Basic Earnings per Share	$0.40	$0.50	$1.58	$1.24

Diluted Earnings before Special Items	$0.40	$0.40	$1.64	$1.13
Special Items	-	0.10	(0.06)	0.10
Diluted Earnings per Share	$0.40	$0.50	$1.58	$1.23

Weighted Average Shares Outstanding:
Basic	20,682	20,541	20,628	20,522
Diluted	20,777	20,579	20,675	20,547

The comparative balance sheets (in thousands):

	2/27/11	2/28/10
Assets
Current Assets
Cash and Marketable Securities	$250,444	$237,840
Accounts Receivable, Net	29,822	31,698
Inventories	12,888	11,973
Other Current Assets	3,805	1,167

Total Current Assets	296,959	282,678

Fixed Assets, Net	41,292	44,905
Other Assets	15,557	15,521

Total Assets	$353,808	$343,104

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$9,944	$10,201
Accrued Liabilities	9,497	7,301
Income Taxes Payable	5,812	4,140

Total Current Liabilities	25,253	21,642

Deferred Income Taxes	1,460	1,398
Other Liabilities	1,787	3,966

Total Liabilities	28,500	27,006

Stockholders’ Equity	325,308	316,098

Total Liabilities and Stockholders' Equity	$353,808	$343,104

Equity Per Share	$15.70	$15.39

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended 2/21/11	13 Weeks Ended 2/28/10	52 Weeks Ended 2/27/11	52 Weeks Ended 2/28/10

Net Sales	$51,201	$50,383	$211,652	$175,686
Cost of Sales	34,272	32,698	141,751	124,084
%	66.9%	64.9%	67.0%	70.6%

Gross Profit	16,929	17,685	69,901	51,602
%	33.1%	35.1%	33.0%	29.4%

Selling, General and Administrative
Expenses	6,536	7,232	27,917	24,480
%	12.8%	14.4%	13.2%	14.0%

Earnings from Operations	10,393	10,453	41,984	27,122
%	20.3%	20.7%	19.8%	15.4%

Interest Income	228	57	645	1,062
%	0.4%	0.2%	0.3%	0.6%

Earnings before Income Taxes	10,621	10,510	42,629	28,184
%	20.7%	20.9%	20.1%	16.0%

Income Tax Provision	2,336	2,304	8,696	4,980
Effective Tax Rate	22.0%	21.9%	20.4%	17.7%

Net Earnings before Special Items	8,285	8,206	33,933	23,204
%	16.2%	16.3%	16.0%	13.2%

Special Items:

Restructuring Charges	-	-	1,312	-

Income Tax Provision (Benefit)	-	(2,155)	-	(2,155)
After-Tax Special Items	-	(2,155)	1,312	(2,155)

After Special Items:

Earnings before Income Taxes	10,621	10,510	41,317	28,184
Income Tax Provision (Benefit)	2,336	149	8,696	2,825
Net Earnings	$8,285	$10,361	$32,621	$25,359
%	16.2%	20.6%	15.4%	14.4%

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